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                                                                  EXHIBIT (12)-3

                              PRIMERGY CORPORATION
            STATEMENT OF COMPUTATION OF PRO FORMA RATIOS OF EARNINGS
                                TO FIXED CHARGES
                                  (UNAUDITED)

                                                                       YEAR ENDED DECEMBER 31           12 MONTHS
                                                                -------------------------------------     ENDED
                                                                   1992         1993         1994        6/30/95
                                                                -----------  -----------  -----------  -----------
                                                                              (THOUSANDS OF DOLLARS)
Net Income*...................................................  $   338,083  $   406,252  $   425,694  $   482,823
Income Taxes..................................................      176,820      228,960      231,850      266,091
Deduct
  Undistributed Equity in Earnings of Unconsolidated
   Investees..................................................        1,006        1,142       27,427       29,066
                                                                -----------  -----------  -----------  -----------
Earnings Before Income Taxes..................................      513,897      634,070      630,117      719,848
Fixed Charges:
Interest on Long-Term Debt....................................      189,317      195,926      186,635      196,269
Amortization of Debt Premium, Discount and Expense............        7,693       18,182       19,416       18,320
Other Interest Expense........................................        8,672        8,669       22,135       29,594
Interest Factor of Rents
Nuclear Fuel..................................................        2,098        1,697        1,896        2,287
Other.........................................................        1,121        1,595        1,136        1,136
                                                                -----------  -----------  -----------  -----------
Total Fixed Charges...........................................      208,901      226,069      231,218      247,606
                                                                -----------  -----------  -----------  -----------
Earnings Before Income Taxes and Fixed Charges................  $   722,798  $   860,139  $   861,335  $   967,454
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
Preferred Stock Dividend Requirements:
  Amount not tax deductible...................................  $    21,185  $    18,080  $    12,838  $    12,905
  Ratio of pretax income to net income........................         1.53         1.59         1.55         1.54
                                                                -----------  -----------  -----------  -----------
                                                                     32,463       28,822       19,890       19,888
  Amount tax deductible.......................................          903          877          877          877
                                                                -----------  -----------  -----------  -----------
Total Preferred Stock Dividend Requirements...................       33,366       29,699       20,767       20,765
Fixed Charges.................................................      208,901      226,069      231,218      247,606
                                                                -----------  -----------  -----------  -----------
Fixed Charges and Preferred Stock Dividend Requirements.......  $   242,267  $   255,768  $   251,985  $   268,371
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
Ratio of Earnings to Fixed Charges............................          3.0x         3.4x         3.4x         3.6x

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*Reflects income from continuing operations before accounting changes and before preferred stock dividend requirements.